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MID PENN BANCORP, INC.

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In September of 1868, during the post-Civil War era, Millersburg area businessman A.F. Gilbert founded the Millersburg Bank at 349 Union Street in Millersburg, Pennsylvania. His purpose in establishing the bank was to serve the common person’s financial needs. Through the soundness of the institution and the commitment of the residents of upper Dauphin County, the bank persevered through the Great Depression. In 1932, the bank established a Trust Department and was renamed the Millersburg Trust Company. After bank acquisitions in Elizabethville and Dalmatia, the name of the bank was changed to Mid Penn Bank in 1971. Twenty years later the holding company, Mid Penn Bancorp, Inc. (“Mid Penn”) was formed. In 1997, the stock of Mid Penn began trading on the American Stock Exchange. At that time, just 20 years ago, the bank had six retail locations and approximately $250 million in assets.

In the fall of 2018, we will celebrate our 150th birthday! Mid Penn Bank has grown to 29 retail locations and almost $1.4 billion in total assets. Through good times and bad, Mid Penn has found a way to survive, prosper and deliver a sound return for its shareholders.

In last year’s shareholder letter, we wrote that “we operate this company for the benefit of our shareholders.” While that should not be a novel concept, it bears repeating here. With many variables to the definition of success for a publicly traded financial institution, ultimately shareholder return should be the focal point. It certainly is at Mid Penn. We followed the 52% total shareholder return in 2016 with a 42% return in 2017. The five-year total shareholder return is now at 240%. In 2017, shareholder return was comprised of stock appreciation of $9.27 per share, or 39%, and cash dividends of $0.62 per share. It is part of our mission statement to “be the best bank for our shareholders.” Mission accomplished in 2017!

We were able to provide that level of shareholder return through strong core operating performance, which both enhanced tangible book value and provided those valued cash dividends. As you will see in the financials attached, our GAAP reported earnings for 2017 were actually lower than in 2016 due to a one-time noncash charge of $1,169,000 attributed to the write down of our reported deferred tax asset driven by the signing of the Tax Cuts and Jobs Act on December 22, 2017. With a lower prospective corporate tax rate starting in 2018, the deferred tax asset we had on the books, which was valued based on a higher tax rate, simply had to be revalued. The amount by which we wrote down that asset was deducted from 2017 earnings. Additionally, we had $619,000 in one-time merger expenses related to the announced acquisition of The Scottdale Bank and Trust Company (“Scottdale”) located in Westmoreland and Fayette Counties. Despite these nonrecurring tax and merger charges reducing our 2017 net income, our core operating revenues increased as our net interest income grew by $2.7 million or almost 8% compared to 2016. Furthermore, we fully expect that both the Tax Cuts and Jobs Act and The Scottdale Bank acquisition will be accretive to net earnings going forward.

The 2017 core performance of Mid Penn’s operating subsidiary, Mid Penn Bank, was again strong from an organic growth standpoint. In originating over $365 million in commercial, consumer and residential loans throughout our footprint, we were able to realize a net increase in total loans of over 11% year-over-year. That was our third consecutive year of a double-digit percentage increase in total loans. To fund those loans, we grew our deposits by over 9%. Mid Penn has proven to be a consistent generator of lower-cost core deposits throughout our footprint. In the last nine years, we have grown our deposit base by almost 180%, with the majority of that increase coming from growth in existing markets.

Those impressive growth numbers were again accomplished by a fine-tuned business development team that focuses on delivering a unique customer experience regardless of the type of customer or the customer’s geographic location. Simply put, we are very good at building high quality, deep relationships with borrowers, depositors and trust customers throughout our rapidly expanding footprint. Our team takes pride in providing “best in class” customer service and has set the standard for which customers have come to expect.

While we take pride in the successes we had in loan and deposit growth in 2017, we are even more pleased with our asset quality results. In 2017, for the first time in 23 years, Mid Penn Bank ended the year with net loan recoveries. Put another way, our team was able to collect more dollars on previously charged-off loans than it recorded in new charge-offs. This serves as a testament to both the effectiveness of our work out strategies, the strength of the loan portfolio and our commitment to preserving strong asset quality metrics.

Along with our balance sheet growth, we have also continued to expand our retail footprint. In 2017, we established new retail locations in New Holland, Lancaster County and Orwigsburg, Schuylkill County. Both of these branches are performing well. In January 2018, we also opened a newly constructed retail location in Halifax, in upper Dauphin County. While we are proud of all of our retail locations, we take considerable pride in reestablishing a retail presence in Halifax. It was important to us and long overdue to have a presence in that great market, and the response so far has been overwhelming. If you are in that neighborhood and want to experience wonderful customer service, we welcome you to stop in and say hello to Branch Manager Nicole Rickert and her staff!

With the organic growth success of 2017, we ended the year with total assets of just under $1.1 billion. Following the Scottdale merger (completed January 8, 2018), we are closer to $1.4 billion in assets. Furthermore, if we are successful in our planned merger with First Priority Financial Corp., of Malvern, PA (“First Priority”), we are projecting total assets of approximately $2.1 billion at year-end 2018. That will equate to asset growth of approximately 265% over a ten-year period, aided by three acquisitions since 2015.

Growth for the sake of growing, however, is not our primary objective. Creating a community bank powerhouse that can serve markets throughout Pennsylvania is the objective. We want to be the bank of choice for any community in Pennsylvania that values the principles of community banking. Those principles include: accepting deposits of any size and providing those deposit customers with needed technology, security and convenience; providing commercial, consumer and residential mortgage loans by a local team of bankers; providing dependable trust and wealth management solutions to any size customer; and, supporting our communities with charitable dollars and service hours. With the success of creating that community bank powerhouse will come long-term benefits to our shareholders.

Even with the increased regulatory burden we and other community banks have faced over the past 10 years, a difficult economic environment over that same time and unfair competition from federal credit unions, Mid Penn has continued to prosper and create long-term value for our shareholders, long-term support for our customers and communities, and long-term stability for the now 300+ employees who call the bank home. We have been successful by continuing to develop a better operational, administrative and business development infrastructure. We have evolved.

As Mid Penn continues to grow and evolve, its Board of Directors has also grown and evolved. We recently increased the size of our Board of Directors to 13, with the addition of Donald Kiefer. Don was the Chairman, President and CEO of Scottdale. He was also one of that company’s largest shareholders. With his lifetime of experience in banking and unique perspective on Western Pennsylvania, Don will be a very valuable addition to the team. Pending a successful merger with First Priority, we will be adding four more Board members later this year. Our Board will then consist of 17 very qualified members. The last eight new Board members will have joined us through merger deals. Unfortunately, we have been unsuccessful in adding female Board members through those acquisitions. Mid Penn was one of the first banks in Pennsylvania to have a female Board member with Mrs. Anna Woodside. Over 70% of our employees are female. Almost 60% of our exempt employees are female. Over 50% of our calling officers are female. Over 40% of our Senior Management team is female. We are very proud of the accomplishments of our female employees and executives and the role they have played in our success. Consequently, it is a priority of the current Board to add qualified female members to its ranks to provide that perspective.

We would also like to pay tribute to Harvey Hummel. Harvey, a former Board member of Mid Penn and the Tower City National Bank (acquired by Mid Penn in 1985), passed away on March 18, 2018. Harvey fought valiantly for his country in World War II. He was an icon in the Tower City area and a truly special person. He will be missed by many.

As we approach our 150th birthday, we decided to celebrate the best way we know how. Cake for customers and employees for sure, but we also wanted to step up our legacy of giving. In September of 2017, to kick off our 150th year, we announced that we would contribute $150,000 and commit at least 1,500 volunteer hours to 150 worthwhile entities. In 2017, we made $360,000 in corporate donations, contributed 1,900 hours of community service and raised $33,000 from our employees for charitable causes. Our two premier events for the year were the Fourth of July Millersburg Fireworks - enjoyed by thousands along the banks of the Susquehanna River - and our Celebrity Golf Tournament for Charity. The golf outing raised $50,000 for the Pennsylvania Breast Cancer Coalition. Celebrity attendees included Ron Jaworski, Mike Quick, Merril Hoge, Seth Joyner, Todd Herremans, AJ Feeley, Joe Pisarcik, Gerald Henderson and several others. We will again host the Mid Penn Bank Celebrity Golf Tournament for Charity, our fourth, in June 2018. This year, with even more celebrities and additional sponsor support of the event, our goal is to raise $100,000 – which will be split between support for women going through breast cancer and research to help eradicate the disease.

By the time you read this, we will already be through the first quarter of 2018. While the Tax Cuts and Jobs Act of 2017 negatively impacted fiscal year 2017 earnings as described above, it should significantly increase this year’s after tax cash flow to bolster tangible book value, dividends and support growth strategies. As of this writing, the US Senate - with 67 affirmative votes - passed the Economic Growth, Regulatory Relief and Consumer Protection Act (S.2155). That bill is now in the House for its input. The net effect of S.2155, should it be signed by the President, will not be to completely dismantle Dodd-Frank, but will hopefully remove some of Dodd-Frank’s more burdensome provisions.

The great Satchel Paige once asked, “How old would you be if you did not know how old you were?” For Mid Penn, we would say our age is reflective of the great knowledge we have earned through time, but with the energy and focus of a startup. The hard work that has put us in a position to celebrate our 150th anniversary is the same hard work we will put forth throughout 2018 and the coming years as we continue to build THE Best Bank in Pennsylvania.

We summarize our view on the future of Mid Penn as being cautiously optimistic. Cautious because there are always external factors that can influence our progress. Optimistic because we feel we have built a company that truly is capable of becoming THE community bank powerhouse for Pennsylvania. Over the years, we have been faced with roadblocks to progress and prosperity, but we have always evolved and progressed in a manner to overcome those obstacles. To continue building long-term value for our shareholders, we will continue to follow the same type of decision making that has taken us from that little startup bank in 1868 to where we are today, almost 150 years later.

That decision making is all about a fulfillment of our mission statement, “To uphold the values of community banking, in order to be the best bank for our shareholders, customers, employees and the communities we serve.”

Thank you for your role in helping us get there!